As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 2-75677

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Westcore Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following letter will be mailed to shareholders of record of the Westcore Mid-Cap Value Fund.

JANUARY 10, 2007

Dear Westcore Mid-Cap Value Fund Investor:

We previously mailed you a proxy statement and card on December 28, 2006 for your account. Due to a printer error, the original proxy card referenced the Fund’s former name, Westcore Mid-Cap Opportunity Fund.

Enclosed is a revised proxy card referencing the correct name, Westcore Mid-Cap Value Fund. Please discard the original proxy card. If you have already voted by internet or automated telephone, no further action is necessary. However, if you mailed your original proxy card, please fill out this revised proxy card and mail it in the enclosed postage-paid envelope.

We apologize for this inconvenience and want to assure you that all of the costs associated with this error are not being paid by the Fund.

Thank you for your continued investment with Westcore Funds. If you have any questions about the proxy material or the execution of your vote, please call 1-800-305-6377.

Sincerely,

Todger Anderson, CFA
President

This material must be accompanied or preceded by a prospectus, which contains this and other important information about the
Fund(s). Please read the prospectus carefully before investing.

Westcore Funds are distributed by ALPS Distributors, Inc.